Exhibit 99.1

NEWS RELEASE

Puget Energy Agrees to Sell 4.55 Million Shares of Common Stock
$100 million sale to fund redemption of high-cost preferred stock;
nondilutive to earnings per share

Bellevue, Wash., (Oct. 31, 2003) — Puget Energy (NYSE: PSD) announced today it has entered into an agreement for the sale of 4.55 million shares of common stock directly to funds managed by Franklin Advisers, Inc. of San Mateo, California at a price of $22.00 per share, based on a discount from the October 30, 2003 closing price.
        “This sale of common stock demonstrates our on-going commitment to improve our financial strength and credit quality,” said Puget Energy President and CEO Stephen P. Reynolds. “The sale will be nondilutive to 2003 and 2004 expected earnings per share because the common stock will replace high-cost preferred stock in our regulated utility capital structure. With this stock sale, we expect our utility year-end 2003 common equity ratio to exceed 40 percent,” Reynolds added.
        Net proceeds from the sale are expected to be approximately $100 million. Puget Energy will invest all of the net proceeds into its regulated utility subsidiary Puget Sound Energy (PSE) to permanently fund the redemption of $93.75 million of high-cost preferred stock. In the third quarter 2003, PSE redeemed its 7.75% Series Preferred stock and on October 31, 2003 redeemed its 7.45% Series II Preferred Stock. The remaining $6.25 million of net proceeds will be used for general corporate purposes by PSE.
        This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities. The offering was made to the purchasers by means of a prospectus, a copy of which may be obtained from the Company. An electronic copy of the prospectus will be available from the Securities and Exchange Commission’s web site at www.sec.gov.